SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
July 16, 2001

BARRA, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-19690	94-2993326
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 Milvia Street, Berkeley, California 94704-1113

(Address of Principal Executive Offices)
(Zip Code)

Registrant’s telephone number, including area code: (510) 548-5442

Not Applicable

(Former name or former address, if changed since last report)

ITEM 2.	ACQUISITION OR DISPOSITION OF ASSETS.

     On July 16, 2001, Barra, Inc. (“Barra”), through its wholly-owned subsidiary Symphony Asset Management, Inc. (“SAMI”), and Maestro, LLC (“Maestro”) completed the sale of Symphony Asset Management LLC (“Symphony”) to The John Nuveen Company (“Nuveen”) for approximately $210 million in cash plus additional future payments based on Symphony’s business exceeding specific growth and profitability targets over the next five years. Prior to the closing of the transaction, SAMI and Maestro each owned 50 percent of the membership interests in Symphony. Barra received approximately $128 million of the initial cash proceeds and could receive up to an additional $12 million in future contingent consideration if Symphony’s business exceeds specific growth and profitability targets over the next five years. The amount of consideration Nuveen paid in exchange for the membership interests in Symphony was the product of arm’s length negotiations between the parties.

ITEM 7.	FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (b)    Pro Forma Financial Information.

     The unaudited pro forma consolidated financial information gives effect to the sale of Symphony as described in Item 2 of this Form 8-K. The pro forma information is based on the historical consolidated statement of operations of Barra for the year ended March 31, 2001 as if Symphony had been sold at the beginning of the year presented, giving effect to the adjustments as discussed in the accompanying note. Additionally, the pro forma consolidated balance sheet of Barra is based on the historical consolidated balance sheet at March 31, 2001 as if Symphony had been sold on March 31, 2001, giving effect to the adjustments as discussed in the accompanying note.

     The unaudited pro forma consolidated financial information is not necessarily indicative of the actual operating results or financial position of Barra for the period presented, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are based upon current available information and certain assumptions set forth below in the note to the unaudited pro forma consolidated financial statements.

Barra, Inc. and Subsidiaries
Pro Forma Consolidated Statements of Operations
For the Year Ended March 31, 2001
(In thousands except for share and per share amounts)
(Unaudited)

	For the year ended March 31,

		(Unaudited)	(Unaudited)
	As Reported	Pro-Forma	Pro-Forma
	2001	Adjustments	2001

Operating Revenues:

Portfolio and Enterprise Risk Management	$111,260		$111,260
Symphony	61,835	(61,835)	0
POSIT	21,070		21,070

	For the year ended March 31,

		(Unaudited)	(Unaudited)
	As Reported	Pro-Forma	Pro-Forma
	2001	Adjustments	2001

Other Ventures	30,253		30,253

Total operating revenues	224,418	(61,835)	162,583

Operating Expenses:

Communications, data and seminar	7,900	(888)	7,012
Compensation and benefits	95,468	(18,983)	76,485
Occupancy	7,450	(742)	6,708
Other operating expenses	28,575	(4,066)	24,509
Loss on sale of Estimates business	1,064	—	1,064

Total operating expenses	140,457	(24,679)	115,778

Interest Income and Other	4,383	(1,189)	3,194

Income Before Equity in Net Income and Loss of Investees, Minority Interest, Income Taxes and Gain on Sale of Symphony	88,344	(38,345)	49,999

Equity in Income and Loss of Investees	159	—	159

Minority Interest	(18,816)	18,816	0

Gain on Sale of Symphony		83,000	83,000

Income Before Income Taxes	69,687	63,471	133,158

Income Taxes	(24,385)	7,131	(17,254)

Net Income	$45,302	$70,602	$115,904

Net Income Per Share — Consolidated:
Basic	$2.17	$3.37	$5.54
Diluted	$2.01	$3.14	$5.15
Shares used in Per Share Calculation:
Basic	20,921,413	20,921,413	20,921,413
Diluted	22,510,364	22,510,364	22,510,364

BARRA, Inc. and Subsidiaries
Pro Forma Consolidated Balance Sheet (Unaudited)
As of March 31, 2001 (Amounts in thousands except
for share and per share amounts)

		(Unaudited)
	As	Pro-Forma	(Unaudited)
	Reported	Adjustments	Pro-Forma

ASSETS

Current Assets:

Cash and cash equivalents	$61,837	$128,000	$189,837

Investments in marketable equity trading securities	15,848	(2,258)	13,590

Investments in marketable debt securities available-for-sale	76,523	0	76,523

Accounts receivable:

Subscription and other (Less allowance for doubtful accounts of $518 and $755)	11,916	0	11,916

Asset Management	11,175	(11,175)	0

Related parties	6,221	0	6,221

Prepaid expenses	2,675	(392)	2,283

Total current assets	186,195	114,175	300,370

Investments in Unconsolidated Companies	4,849	0	4,849

Premises and Equipment:

Computer and office equipment	15,491	(551)	14,940

Furniture and fixtures	6,263	(454)	5,809

Leasehold improvements	8,764	(1,662)	7,102

Total premises and equipment	30,518	(2,667)	27,851

Less accumulated depreciation and amortization	(16,052)	1,435	(14,617)

	14,466	(1,232)	13,234

Deferred Tax Assets	8,153	0	8,153

Computer Software (Less accumulated amortization of $2,082 and $1,455)	1,615	0	1,615

Other Assets	1,139	0	1,139

Goodwill and other Intangibles (Less accumulated amortization of $7,174 and $7,304)	9,995	0	9,995

TOTAL	$226,412	$112,943	$339,355

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:

Accounts payable	$850	$0	$850

Accrued expenses payable:

Accrued compensation	17,018	(4,007)	13,011

Accrued corporate income taxes	11,816	44,840	56,656

Other accrued expenses	8,602	(1,498)	7,104

Unearned revenues	29,682	0	29,682

Total current liabilities	67,968	39,335	107,303

Deferred Tax Liabilities	2,468	0	2,468

Minority Interest in Equity of Subsidiary	1,249	(1,249)	0

		(Unaudited)
	As	Pro-Forma	(Unaudited)
	Reported	Adjustments	Pro-Forma

Stockholders’ Equity:

Preferred stock, no par; 10,000,000 shares authorized; none issued and outstanding Common stock, $.0001 par value; 112,500,000 shares authorized; 21,370,677 and 20,513,325 shares issued and outstanding	2	0	2

Additional paid-in capital	29,340	0	29,340

Retained earnings	125,623	74,857	200,480
Accumulated other comprehensive income (loss)	(238)	0	(238)

Total stockholders’ equity	154,727	74,857	229,584

TOTAL	$226,412	$112,943	$339,355

Note to Unaudited Pro Forma Consolidated Financial Information

Note 1 — Pro Forma Consolidated Statements

The pro forma adjustments are based upon current available information and are subject to change. The pro forma adjustments to the consolidated statements are summarized as follows:

a)	Revenues and expenses of Symphony have been eliminated.

b)	A gain of $83 million has been recorded related to the sale on Symphony, reflecting the $128 million of proceeds less estimated tax on the gain. The pro forma adjustment does not include transaction costs and other incremental costs on the sale of Symphony, which are expected to approximate $10 million. Transaction and other related costs include investment banking, legal, accounting and other direct costs. Actual costs will be reported as part of the gain on sale in the three-month period ended September 30, 2001.

c)	All other assets and liabilities related to Symphony have been eliminated.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BARRA, INC.

By:	/s/ Greg V. Stockett

Greg V. Stockett Chief Financial Officer

Dated:  July 31, 2001